Exhibit 23.1

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

DAG Media, Inc.

We hereby consent to the incorporation by reference in the Registration Statements of DAG Media, Inc. on Forms S-8 (#333-82374 and #333-127424) of our report dated January 20, 2006, except for the fifth, sixth, and seventh paragraphs of Note 1 as to which the date is February 6, 2006, on the consolidated statement of operations, shareholders’ equity, and cash flows of DAG Media, Inc. and Subsidiary, before the effects of the adjustments to retrospectively apply the change in presentation for the discontinued operations of the Jewish directories described in Note 1, for the year ended December 31, 2005, appearing in the annual report on Form 10-KSB of DAG Media, Inc. for the year ended December 31, 2006.

 /s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

March 26, 2007